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                                                                      Exhibit 5

        [LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL APPEARS HERE]


                                           January 3, 1997



Alco Standard Corporation
P.O. Box 834
Valley Forge, PA  19482

Ladies and Gentlemen:

     We have acted as special counsel to Alco Standard Corporation ("Alco") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") to register under the Securities Act of 1933, as amended, interests (the "Interests") in the Alco Standard Corporation Retirement Savings Plan (the "Plan") and 4,000,000 additional shares of Alco Common Stock (the "Shares") which may be purchased under the Plan from time to time by certain employees of Alco. The Shares may be presently authorized but unissued shares or shares held as treasury shares at the time of their delivery.

     In rendering our opinion, we have reviewed such certificates, documents, corporate records and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.

     Based on the foregoing, we are of the opinion that (i) the Interests created pursuant to the Plan will be legal and binding obligations of Alco and
(ii) the Shares, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.


                                           Very truly yours,



                                           /s/ Ballard Spahr Andrews & Ingersoll